UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 17, 2009 (February 10, 2009)

PremierWest Bancorp
(Exact Name of Registrant as Specified in its Charter)

Oregon	000-50332	93 - 1282171
(State or Other Jurisdiction of	(Commission File	(IRS Employer
Incorporation or Organization)	Number)	Identification No.)

503 Airport Road
Medford, Oregon 97504
(Address of Principal Executive Office)(Zip Code)

541-618-6003
Registrant's Telephone Number, Including Area Code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.
Item 3.03	Material Modification to Rights of Security Holders.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 13, 2009, in exchange for an aggregate purchase price of $41,400,000, PremierWest Bancorp issued and sold to the United States Department of the Treasury in a private placement transaction pursuant to the TARP Capital Purchase Program:

  41,400 shares of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share, and liquidation preference $1,000 per share ($41,400,000 aggregate liquidation preference), and a ten-year Warrant to purchase up to 1,038,462 shares of the Company’s common stock, no par value per share, at an exercise price of $5.98 per share, subject to certain anti-dilution and other adjustments.

The issuance and sale of the Series B Preferred Stock and Warrant are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act of 1933.

In connection with the issuance and sale of the securities, the Company entered into a Letter Agreement, including Securities Purchase Agreement — Standard Terms, dated February 13, 2009, with the United States Department of the Treasury. The Letter Agreement contains limitations on the Company’s ability to repurchase its common stock and on the payment of quarterly cash dividends in excess of the amount of the last quarterly cash dividend per share declared or, if lower, public announced an intention to declare, on the Company’s common stock prior to October 14, 2008, as adjusted for any stock split. The Agreement also grants registration rights to the holders of the securities.

As of the closing date of the Treasury’s investment, the Series B Preferred Stock could not be redeemed for a period of three years, except with the proceeds from an equity offering that results in aggregate gross proceeds to the Company of not less than $10,350,000. After February 13, 2012, the Series B Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at the Company’s option. Following redemption in whole of the Series B Preferred Stock, the Company has the right to repurchase any other equity security of the Company held by the Treasury at fair market value.

The Series B Preferred Stock will bear cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter, in each case, applied to the $1,000 per share liquidation preference, but will only be paid when, as and if declared by the Company’s Board of Directors out of funds legally available therefor. The Series B Preferred Stock has no maturity date and ranks senior to our common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

On February 10, 2009, the Company filed with the Secretary of State of the State of Oregon, Articles of Amendment to its Articles of Incorporation establishing the terms of the Series B Preferred Stock.

Participants in the TARP Capital Purchase Program are required to have in place limitations on the compensation of senior executive officers. On February 13, 2009, the Company’s named executive officers executed and delivered Waivers of any claims against the United States or the Company related to changes to compensation that are required to comply with the Treasury regulations published on October 20, 2008 and issued under the Emergency Economic Stabilization Act of 2008. Each of the Company’s named executive officers also executed an agreement with the Company agreeing to prohibitions on Golden Parachute Payments and recovery of bonus and incentive compensation being subject to recovery, or “clawback,” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Copies of the Letter Agreement, Warrant, Articles of Amendment to the Company’s Articles of Incorporation relating to the Series B Preferred Stock and form of Series B Preferred Stock Certificate are included as exhibits 4.2, 4.3, 3.1 and 4.1, respectively, to this Report on Form 8-K and are incorporated by reference into Items 1.01, 3.02, 3.03 and 5.03 hereof. The forms of Waiver and compensation agreement executed by the Company’s named executive officers are included as exhibits 10.1 and 10.2, respectively, to this Report on Form 8-K and incorporated by reference into Item 5.02. The foregoing summary of certain provisions of these documents is qualified in its entirety by reference to the exhibits.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
	3.1	Articles of Incorporation, as amended
	4.1	Form of Stock Certificate for Series B Preferred Stock
	4.2	Letter Agreement including Securities Purchase Agreement—Standard Terms dated February 13, 2009, between the Company and the United States
Department of the Treasury
	4.3	Warrant to purchase up to 1,038,462 shares of common stock
	10.1	Form of Senior Executive Officer Waiver
	10.2	Form of Senior Executive Officer Letter Agreement with the Company
	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP
(Registrant)

Date: February 17, 2009	By:	/s/ Tom Anderson
Tom Anderson
Executive Vice President and
Chief Administrative Officer